Exhibit 10.17

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") dated this 22nd day of May 2018

BETWEEN:

IIOT-OXYS, Inc., a Nevada corporation, with offices at of 705 Cambridge Street, Cambridge, Massachusetts, 02141 (the "Client")

- AND -

Patrick Phillips, an individual located at 10 Rock Pond Road, West Tisbury MA 02575 (the "Consultant").

BACKGROUND:

A.	The Consultant has the necessary qualifications, experience and abilities to provide consulting services to the Client.

B.	The Consultant is agreeable to providing such consulting services to the Client on the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Consultant (individually the "Party" and collectively the "Parties" to this Agreement) agree as follows:

Services Provided

1.	The Client hereby agrees to engage the Consultant to provide the Client with the following consulting services (the "Services") as outlined below.

●	To serve as the Client’s Chief Operations Officer and Vice President of Product Management with the following responsibilities:
o	Help Manage and monitor overall operations
o	Help Manage and innovate products and services
o	Help with product design, development and roadmapping
o	Help build revenue through new products/markets, channels, partners and sales
o	Help with Branding and Marketing support
o	Other duties and responsibilities as mutually agreed upon

2.	The Services will also include any other consulting tasks which the Parties may mutually agree upon. The Consultant hereby agrees to provide such Services to the Client.

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Term of Agreement

3.	The term of this Agreement (the "Term") will begin on the date of this Agreement and will remain in full force and effect for three (3) calendar years after the date of this Agreement, subject to annual review and approval by the Client, its Officers, and Directors. In the event that the Client’s Officers or Directors choose to terminate this Agreement before the Term is over, the Consultant shall be eligible to receive a pro-rated number of shares that would have vested in the calendar year of termination as described below in Section 7.

Performance

4.	The Parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

Currency

5.	Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USD (US Dollars).

Compensation

6.	The Consultant shall charge the Client $7,000 USD per month payable upon invoicing, commencing June 2018.

7.

Additionally the Consultant shall participate in the Client’s Stock Incentive Plan according to the following Vesting Schedule, subject to Director and Officer Approval:

200,000 shares of Common Stock in December 2018

300,000 shares of Common Stock in December 2019

500,000 shares of Common Stock in December 2020

The Client shall execute a separate Stock Award Agreement with the Consultant and shall promptly deliver shares to the Consultant according to the mutually agreed upon vesting schedule and subject to the terms and conditions of the Stock Incentive Plan, mutually agreed upon performance objectives, as well as any applicable Federal and State Securities laws.

8.	Invoices submitted by the Consultant to the Client are payable within five (5) business days of receipt.

Reimbursement of Expenses

9.	The Consultant will be reimbursed from time to time for reasonable and necessary expenses incurred by the Consultant in connection with providing the Services.

10.	All expenses must be pre-approved in writing by the Client.

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Confidentiality

11.	Confidential information (the "Confidential Information") refers to any data or information relating to the business of the Client which would reasonably be considered to be proprietary to the Client including, but not limited to, accounting records, business processes, and client records and that is not generally known in the industry of the Client and where the release of that Confidential Information could reasonably be expected to cause harm to the Client.

12.	The Consultant agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any Confidential Information which the Consultant has obtained, except as authorized by the Client or as required by law. The obligations of confidentiality will apply during the term of this Agreement and will survive indefinitely upon termination of this Agreement.

13.	All written and oral information and material disclosed or provided by the Client to the Consultant under this Agreement is Confidential Information regardless of whether it was provided before or after the date of this Agreement or how it was provided to the Consultant.

Ownership of Intellectual Property

14.	All intellectual property and related material (the "Intellectual Property") that is developed or produced under this Agreement will be the property of the Client.

15.	Title, copyright, intellectual property rights and distribution rights of the Intellectual Property remain exclusively with the Client.

Return of Property

16.	Upon the expiry or termination of this Agreement, the Consultant will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.

Capacity/Independent Contractor

17.	In providing the Services under this Agreement it is expressly agreed that the Consultant is acting as an independent contractor and not as an employee. The Consultant and the Client acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service. The Client is not required to pay, or make any contributions to, any social security, local, state or federal tax, unemployment compensation, workers' compensation, insurance premium, profit-sharing, pension or any other employee benefit for the Consultant during the Term. The Consultant is responsible for paying, and complying with reporting requirements for, all local, state and federal taxes related to payments made to the Consultant under this Agreement.

Notice

18.	All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties at the following addresses:

a.	IIOT-OXYS, Inc. 705 Cambridge Street, Cambridge, Massachusetts, 02141

b.	Patrick Phillips 10 Rock Pond Road, West Tisbury, MA 02575

or to such other address as either Party may from time to time notify the other and will be deemed to be properly delivered (a) immediately upon being served personally, (b) two (2) days after being deposited with the postal service if served by registered or certified mail, or (c) the following day after being deposited with an overnight courier.

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Indemnification

19.	Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. In no event does the aggregate liability of either Party under this Section exceed the amount of Compensation paid under this Agreement. This indemnification will survive the termination of this Agreement for a period of one (1) year.

Modification of Agreement

20.	Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

Time of the Essence

21.	Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

Assignment

22.	The Consultant will not voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Client.

Entire Agreement

23.	It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

Enurement

24.	This Agreement will enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.

Titles/Headings

25.	Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

Gender

26.	Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

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Governing Law and Venue

27.	This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the Commonwealth of Massachusetts (without giving effect to any choice or conflict of law provisions), and any and all actions to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction in the Commonwealth of Massachusetts and in no other place.

Severability

28.	In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

Waiver

29.	The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

IN WITNESS WHEREOF the Parties have duly affixed their signatures this 22nd day of May 2018.

IIOT-OXYS, Inc.

By: /s/ Nevan C. Hanumara, CEO

Nevan C. Hanumara

Consultant

By: /s/ Patrick Phillips

Patrick Phillips

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